UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

EG ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	86-1740840
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

375 Park Avenue, 24th Floor New York, NY	10152
(Address of Principal Executive Offices)	(Zip Code)

212-888-1040

(Issuer’s Telephone Number, Including Area Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Trading Symbol(s)	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	FLYX FLYX WS	NYSE American LLC NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: No. 333- 255046

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the shares of Class A common stock of EG Acquisition Corp., par value $0.0001 per share (the “Class A Common Stock”), and warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”), from the New York Stock Exchange (the “NYSE”) to the NYSE American LLC (the “NYSE American”), in connection with the business combination between EG Acquisition Corp., a Delaware corporation and LGM Enterprises, LLC (f/k/a flyExclusive) (“flyExclusive”), a North Carolina limited liability company (the “Business Combination”). Upon consummation of the Business Combination, EG Acquisition Corp. will change its name to flyExclusive, Inc.

The transfer of listing is to occur on or about December 28, 2023, subject to the satisfaction or waiver, as applicable, of all closing conditions in connection with the Business Combination (including the fulfillment of all applicable NYSE American listing requirements) and the authorization from NYSE to list the shares of flyExclusive (the post-combination company) on the NYSE American. EG Acquisition Corp.’s Class A common stock and public warrants will continue to trade on the NYSE under the symbols “EGGF” and “EGGFW,” respectively, until and subject to the consummation of the Business Combination. Following and subject to the consummation of the Business Combination, flyExclusive’s Class A common stock and public warrants would trade on the NYSE American under the symbols “FLYX” and “FLYX WS,” respectively.

The description of the Warrants and Class A Common Stock under the caption “Description of EGA Securities” in EG Acquisition Corp.’s definitive proxy statement filed with the SEC on November 13, 2023, as supplemented, in connection with EG Acquisition Corp.’s proposed Business Combination with LGM Enterprises, LLC pursuant to the equity purchase agreement, dated as of October 17, 2022, by and among EG Acquisition Corp., LGM Enterprises, LLC and other parties, including exhibits, as amended from time to time (including any subsequent amendments with respect to the description of the Warrants and the Class A Common Stock), is incorporated by reference herein.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EG ACQUISTION CORP.

Date: December 27, 2023	By:	/s/ Gregg S. Hymowitz
Name: Gregg S. Hymowitz
Title: Chief Executive Officer